EXHIBIT 99.1

FOR IMMEDIATE RELEASE         CONTACT: David W. Brunton, Chief Financial Officer
                                       SBE, Inc.
                                       (925) 355-7700
                                       davidb@sbei.com



                     SBE, INC. ANNOUNCES FOURTH QUARTER AND
                               FISCAL 2004 RESULTS

           FISCAL 2004 SALES OF $11.1 MILLION, UP 48% OVER FISCAL 2003


SAN RAMON, CA, DECEMBER 15, 2004 - SBE, Inc. (NASDAQ: SBEI), a leading supplier of high performance OEM communications solutions, today reported results for the three months and fiscal year ended October 31, 2004.

Net sales for the fiscal year ended October 31, 2004, were $11.1 million, including $4.9 million in sales to the Hewlett Packard Company ("HP"), compared to net sales of $7.5 million for fiscal 2003, including sales to HP of $3.4 million. Net sales for the fourth quarter of fiscal 2004 were $2.2 million, compared with $2.2 million for the corresponding quarter in fiscal 2003.

"This year has been marked by a lackluster economic environment, disappointing activity in product consumption within the telecommunications and enterprise arenas, and the anticipated phase-out of our multi-million-dollar legacy customer from the early 90's (HP). After recording certain non-cash expenses, we experienced a net loss in the fourth quarter of 2004 following eight consecutive quarters of profitability." commented William B. Heye, President and CEO of SBE.

"Despite these challenges, we are pleased to report that we generated positive cash flows from operations for the first time in three years. We are also encouraged by the 53% increase in sales revenues in WAN and HighWire products from fiscal 2003 to 2004 and the elevated customer activity, including design wins in fixed wireless and point-of-sale ("POS") applications. I'm confident that the company is well-positioned for growth as I pass the reins into the experienced and capable hands of Dan Grey in January 2005," continued Heye.

Net loss for fiscal 2004 amounted to $1.7 million, or $0.33 per diluted share, based on 5.0 million shares outstanding. The loss for fiscal year ended October 31, 2004 and the fourth quarter of fiscal 2004 includes certain non-cash expenses recorded in the fourth quarter of fiscal 2004 totaling $1.5 million including; $713,000 of an impairment write-down of the intellectual property asset recorded when the company purchased Antares Microsystems, an $259,000 accrual for a severance package payable to the President and Chief Executive Officer upon his retirement on December 31, 2004 and $547,000 in inventory valuation charges. Net income for fiscal 2003 amounted to $563,000, or $0.12 per diluted share, based on 4.7 million shares outstanding.

Net loss for the fourth quarter 2004 amounted to $2.3 million, or $0.46 per diluted share, based on 5.1 million shares outstanding. Net income for the fourth quarter 2003 amounted to $280,000, or $0.05 per diluted share, based on
5.6 million shares outstanding.

The Company's operations generated cash flow of $100,000 in fiscal 2004 compared to a negative cash flow from operations of $100,000 in fiscal 2003. The Company's cash balance amounted to $1.9 million and $1.4 million at October 31, 2004 and 2003, respectively, and no long-term debt existed at either date.

 "We have focused on accomplishing significant milestones this past year. Our strategy for growing the business involves a certain level of deferred gratification as we expect that incurring critical investment expenses today will position the company to reap much greater benefits and returns in the long-term," said Heye. "We have developed strategic business alliances with companies such as Diversified Technologies, GNP, and Concurrent Technologies, to expand the market reach of our products and take advantage of the rapidly emerging ATCA (Advanced Telecom Computing Architecture) opportunities. Over the past few months, we have gained notable traction within the IP storage, super computing and multimedia content delivery sectors from our beta rollout of our TCP/IP Offload Engine ("TOE") and iSCSI solutions. We have also continued to expand our product portfolio with the introduction of encryption/data security modules, advanced multi-port T1/E1 adapters for the industry's highest density applications, as well as one of the industry's first channelized T3 PMC cards. Going forward, our objectives will continue to be strengthening our financial position, delivering on customer priorities, presenting new product innovations to the marketplace in areas such as TOE and IP storage, Voice over IP (VoIP), and encryption, and leveraging channel sales worldwide to expand our reach into new markets and applications," concluded Heye.

BUSINESS OUTLOOK
SBE adheres to the Securities and Exchange Commission's requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. SBE will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be. The Company's statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below.

Based on current sales activity, backlog, and forecasts, the Company anticipates revenue for the fiscal quarter ending January 31, 2005 to range between $2.8 million and $3.3 million and projected earnings per share to be approximately $0.04 to $0.06 per diluted share.

CONFERENCE CALL INFORMATION
SBE's year-end and fourth quarter conference call will be held Thursday, December 16, 2004 at 11:00am Eastern Time / 8:00am Pacific Time. To access the call, please dial (800) 875-9124 and enter code number 2528888.

A replay of SBE's quarterly conference call will be available for 48 hours. To access the replay, please dial (800) 642-1687 and enter code number 2528888. The replay can also be accessed via the Internet at www.sbei.com for 90 days.

ABOUT SBE
SBE architects and provides network communications solutions for an extensive range of applied computing applications. SBE offers a robust portfolio of standards-based wide area network (WAN), local area network (LAN), and storage network interface cards (NICs), as well as communications controllers designed to enable optimal performance and rapid deployment across a full spectrum of next generation networking systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. For additional information, please visit www.sbei.com.

FORWARD-LOOKING STATEMENTS
This news release contains, and our conference call will contain, certain forward-looking statements that involve risks and uncertainties, including statements about new product features, market opportunity for new products, and the demand for services that may be offered by SBE's customers. Words such as "will," "plans," "intends," "anticipates," "expects" and similar expressions are intended to identify these forward-looking statements. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to risks related to reliance on a small number of OEM customers, rapidly changing product requirements, introduction of new products, market acceptance of the company's products and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc.

                                - Tables Follow -

                                    SBE, INC.
                      CONDENSED CONSOLIDATED STATEMENTS OF
                 OPERATIONS For the three months and years ended
                            October 31, 2004 and 2003
                    (In thousands, except per share amounts)

                                                    Three months ended                 Fiscal years ended
                                                        October 31,                         October 31,
                                                  2004              2003              2004              2003
                                                --------          --------          --------          --------
 Net sales                                      $  2,220          $  2,207          $ 11,066          $  7,456
 Cost of sales                                     2,545               778             6,646             2,749
                                                --------          --------          --------          --------
      Gross profit                                 1,429             4,420             4,707
                                                                                                          (325)

 Product research and development                    815               418             2,411             1,330
 Sales and marketing                                 585               481             2,177             1,484
 General and administrative                          615               491             1,755             1,751
 Loan reserve (benefit)                               --              (235)             (239)             (235)

 Restructuring costs (benefit)                        --                --                --              (154)
                                                --------          --------          --------          --------
      Total operating expenses                     2,015             1,155             6,104             4,177
                                                --------          --------          --------          --------
  Operating Income (loss)                         (2,340)              274            (1,684)              530

 Interest income                                       1                 6                 5                26
Other income (expense)                                --                --                --               (10)
                                                --------          --------          --------          --------
      Income (loss) before income taxes           (2,339)              280            (1,679)              546
 Benefit for income taxes                             --                --                --                17
                                                --------          --------          --------          --------
      Net income (loss)                         $ (2,339)         $    280          $ (1,679)         $    563
                                                ========          ========          ========          ========

 Net income (loss) per common share:
         Basic                                  $  (0.46)         $   0.06          $  (0.33)         $   0.13
         Diluted                                $  (0.46)         $   0.05          $  (0.33)         $   0.12
                                                ========          ========          ========          ========
 Shares used in per share calculation:
                                                ========          ========          ========          ========
         Basic                                     5,087             4,606             5,022             4,259
         Diluted                                   5,087             5,566             5,022             4,709
                                                ========          ========          ========          ========

                                    - MORE -

                                    SBE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                            October 31,       October 31,
                                                               2004              2003
                                                             --------          --------
Current assets:
    Cash and cash equivalents                                $  1,849          $  1,378
    Trade accounts receivable, net                              1,668             1,818
    Inventories                                                 1,926             1,880
    Other                                                         227               240
                                                             --------          --------
          Total current assets                                  5,670             5,316

Property, plant and equipment, net                                427               389
Capitalized software costs, net                                    48               120
Intellectual property, net                                         --             1,122
Other                                                              28                28
                                                             --------          --------
          Total assets                                       $  6,173          $  6,975
                                                             ========          ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                                   $    856          $    696
    Accrued payroll and employee benefits                         391               184
    Other accrued expenses                                        484               491
                                                             --------          --------
          Total current liabilities                             1,731             1,371
                                                             --------          --------

Other long-term liabilities                                       139               217
                                                             --------          --------
               Total Liabilities                                1,870             1,588
                                                             --------          --------

Stockholders' equity:
    Common stock                                               15,755            15,302
    Note receivable from stockholder                               --              (142)
    Accumulated deficit                                       (11,452)           (9,733)
                                                             --------          --------
          Total stockholders' equity                            4,303             5,387
                                                             --------          --------
          Total liabilities and stockholders' equity         $  6,173          $  6,975
                                                             ========          ========


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